September 15, 2004

TO:	United States Securities and Exchange Commission

AND TO:	Stock Exchange of Hong Kong Philippines Securities & Exchange Commission

Dear Sirs/Mesdames:

Re:	Manulife Financial Corporation — Refiling of 2003 Audited Financial Statements

Enclosed are the audited comparative consolidated financial statements of Manulife Financial Corporation (“MFC”) and the notes thereto for the year ended December 31, 2003, together with the auditors’ report thereon dated February 5, 2004 (except as to Note 16, which is as of September 14, 2004), which are being refiled, as explained below.

On the merger between MFC and John Hancock Financial Services, Inc. (“John Hancock") completed on April 28, 2004, MFC became the direct legal and beneficial owner of all of the outstanding shares of John Hancock. Prior to the merger with John Hancock, MFC’s financial statement business segments included the U.S., Canadian, Asian, Japan and Reinsurance Divisions. Following the merger, MFC’s financial statement business segments include the U.S. Protection, U.S. Wealth Management, Canadian, Asian, Japan and Reinsurance Divisions.

As a result in the change in segmented presentation of its U.S. business, MFC’s annual audited financial statements are being refiled to amend Note 16 to the financial statements because of the requirement under Canadian generally accepted accounting principles to reflect the change in the business segments in the most recently filed annual financial statements, in the event MFC elects to undertake various transactions, including securities offerings, which would require these financial statements to be incorporated by reference, prior to the issuance of MFC’s financial statements for the year ending December 31, 2004. MFC’s refiled financial statements are incorporated by reference in the Offer and Short Form Prospectus of The Manufacturers Life Insurance Company (“MLI”) dated September 14, 2004 filed with securities regulatory authorities in each of the provinces and territories of Canada.

The MLI preferred shares to be issued under the Offer and Short Form Prospectus may not be issued until a receipt is obtained from Canadian securities regulatory authorities. The MLI preferred shares are not being offered outside of Canada. The MLI preferred shares have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act"), or any state securities laws and may not be offered, sold or delivered, directly or indirectly, in the United States of America, its territories, its possessions and other areas subject to its jurisdiction or to, or for the benefit of a U.S. Person (as defined in Regulation S under the U.S. Securities Act).

Yours very truly,

/s/ Richard Lococo

“Richard Lococo"
Vice President and Deputy General Counsel

Enclosure